EXHIBIT 99.2

Hexion Specialty Chemicals, Inc.
180 East Broad Street
Columbus, Ohio 43215

June 30, 2008

Mr. Peter Huntsman
Huntsman Corporation
500 Huntsman Way
Salt Lake City, Utah 84108

Re: Duff & Phelps Materials

Dear Peter:

     Further to my letter of June 27, 2008, enclosed please find a copy of the Duff & Phelps report to our Board, together with copies of the materials relied upon by Duff & Phelps in connection with its solvency analysis. As you will see, the materials include non-public financial information concerning Hexion that is protected by the September 25, 2007, Confidentiality Agreement between Hexion and Huntsman. The documents are numbered HXN DP 00001 through 01350.

     We are providing this information notwithstanding the statement in your letter to me of earlier today that the Duff & Phelps report is “obviously one-sided” and that “the transaction can and should close in the third quarter of 2008.” The Huntsman Board has the right to extend the Merger Agreement if it determines in “good faith” that there is an “objectively reasonable probability” that the Merger can be consummated within the 90 day extension period. Since Huntsman management has apparently concluded that the Duff & Phelps opinion is “one-sided” and, even before seeing the basis for that opinion, concluded that the transaction can close, there is a serious question whether Huntsman management is conducting an objective assessment of the current situation. That question is highlighted by the fact that Huntsman chose to file a lawsuit in Texas in clear violation of its agreement that all disputes relating to the Merger Agreement would be resolved in Delaware and, even more so, by Huntsman’s decision to resort to personal attacks, rather than by addressing our concerns on the merits with facts and figures.

     As I noted in my letter of June 27, we will make ourselves available at a mutually convenient time and place to consult with the Huntsman Board on its decision. It would be useful in this regard for representatives of the Transaction Committee and the Committee’s financial adviser, Merrill Lynch, to participate in the consultation.

     While your June 30 letter failed to respond to our repeated requests for the May “President’s Book” and for updated cash flow and debt models, we now understand from your counsel that the “President’s Book” will be provided to us today. We also understand from your counsel, however, that updated cash flow and debt models will not be available today. Since the cash flow and debt models will be material to the Board’s analysis of whether there is sufficient funding available under the Commitment Letter to close the transaction and whether the combined company will be solvent, in order to make the planned consultation meaningful, we assume that Huntsman will comply with its obligations under Sections 5.2 and 5.13(b) of the Merger Agreement and provide those additional materials in advance of the consultation. If the Huntsman Board does determine that each of the conditions precedent to Huntsman’s exercise of its right to extend the Merger Agreement has been satisfied and extends the Merger Agreement, we continue to expect to be provided with the detailed basis for this conclusion.

     Finally, we once again ask you to reconsider Huntsman’s decision to refuse to permit that our Delaware Complaint be unsealed and that the Duff & Phelps report be made public. If there are any material inaccuracies in those documents, Huntsman obviously is free to correct them. But we continue to believe that the detailed basis for our belief that the combined company would be insolvent and that Huntsman has suffered a Company Material Adverse Effect should be made available to Huntsman shareholders and the investing public generally.

     Nothing herein shall constitute a waiver of any rights or remedies available to Parent or Merger Sub under the Merger Agreement or applicable law.

HEXION SPECIALTY CHEMICALS, INC.

By: /s/ Craig O. Morrison
Craig O. Morrison

cc:	Jeffrey B. Floyd, Esq. (Vinson & Elkins L.L.P.)

John A. Marzulli, Jr. (Shearman & Sterling LLP)